                                                                    Exhibit 12.1

Grove Investors LLC
Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)


                                                                      Predecessor                                    Company
                                      -----------------------------------------------------------------------   --------------------
                                                       Fiscal Year Ended                    Seven     Six         Five       Six
                                                                                            Months   Months      Months     Months
                                      ---------------------------------------------------   Ended     Ended      Ended      Ended
                                      October 1, September 30, September 28, September 27, April 28, March 28,  October 3, April 3,
                                        1994         1995          1996          1997        1998      1998       1998       1999
                                       ------      -------       -------       -------      -------   -------   --------   --------
Earnings (loss) before income taxes    $4,203      $35,782       $47,636       $68,469      $11,346   $14,422   $(25,327)  $(23,688)
Interest expense                        3,170        2,614         3,326         2,042        2,437     1,819     22,987     26,617
Amortization of deferred
    financing costs                      --           --            --            --           --        --          884      1,083
Portion of rent expense
    representative of interest (a)        832          535           935         1,162          739       802        788        990
                                       ------      -------       -------       -------      -------   -------   --------   --------
Earnings before fixed charges          $8,205      $38,931       $51,897       $71,673      $14,522   $17,043   $   (668)  $  5,002
                                       ======      =======       =======       =======      =======   =======   ========   ========
Fixed charges:
    Interest expense                   $3,170      $ 2,614       $ 3,326       $ 2,042      $ 2,437   $ 1,819   $ 22,987   $ 26,617
Amortization of deferred
    financing costs                      --           --            --            --           --        --          884      1,083
    Portion of rent expense
      representative of interest (a)      832          535           935         1,162          739       802        788        990
                                       ------      -------       -------       -------      -------   -------   --------   --------
      Total fixed charges              $4,002      $ 3,149       $ 4,261       $ 3,204      $ 3,176   $ 2,621   $ 24,659   $ 28,690
                                       ======      =======       =======       =======      =======   =======   ========   ========
Ratio of earnings to fixed charges        2.1         12.4          12.2          22.4          4.6       6.5        (b)        (c)
                                       ======      =======       =======       =======      =======   =======   ========   ========

(a)  Deemed to be one-third of interest expense
(b) Earnings before fixed charges were insufficient to cover fixed charges by $25,327 for the five months ended October 3, 1998. Earnings for the five months October 3, 1998 include non-cash charges of $23,871
(c) Earnings before fixed charges were insufficient to cover fixed charges by $23,688 for the six months ended April 3, 1999. Earnings for the six months April 3, 1999 include non-cash charges of $27,700.